DARWIN PROFESSIONAL UNDERWRITERS, INC.
REPORTS $65 MILLION OF THIRD QUARTER GROSS PREMIUMS AND $4.0 MILLION OF NET INCOME

Premiums increase 52% and net income increases
over 360% against the comparable year-earlier results.

FARMINGTON, Conn., Nov. 6, 2006/PRNewswire-FirstCall/ — Darwin Professional Underwriters, Inc. (Darwin, the “Company”, or “Our”) (NYSE: DR) today announced its financial results for the quarter ended September 30, 2006. Highlights for the third quarter and year-to-date include:

•	Gross premiums written during the third quarter are $65.4 million, bringing year-to-date total writings to $183.4 million. Gross premiums this quarter are 52.1% in excess of the comparable 2005 quarter, and year-to-date writings are 61.5% ahead of our writings for the same period a year ago.

•	Third quarter 2006 net earnings of $4.0 million represent a 365% increase over the $0.9 million net earnings for the quarter ended September 30, 2005. The comparable nine-month figures are $10.2 million for the nine months ended September 30, 2006 compared to $1.9 million for the same period in 2005, a 429% increase.

•	Overall, the combined ratio is 96.3% for the third quarter 2006, which compares favorably to 98.4% for the comparable 2005 quarter. The combined ratio improvement is driven by decreases in both the loss ratio (1.4% improvement to 69.2%) and the expense ratio (0.7% improvement to 27.1%) for the quarter. The third quarter loss ratio improvement includes approximately $0.4 million in favorable loss reserve development ($0.3 million, net of tax) stemming from the 2004 accident year. The improvement in the expense ratio is due to the spreading of general and administrative costs over a larger premium base.

•	The year-to-date combined ratio is 96.3% in 2006 as compared to 98.0% for the comparable period in 2005. Improvements in the loss ratio (0.6%) and the expense ratio (1.1%) are the reasons for the combined ratio improvement. The 2006 nine-month loss ratio improvement includes

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approximately $1.2 million in favorable loss reserve development ($0.8 million, net of tax) stemming from the 2003 and 2004 accident years. The improvement in the expense ratio is due to the spreading of general and administrative costs over a larger premium base, but is offset by approximately $0.5 million in one-time expenses ($0.3 million, net of tax) incurred with the issuance of restricted stock to certain employees.

•	Earnings per diluted share are $0.23 for the third quarter of 2006 as compared to $0.11 for the third quarter of 2005. Earnings per diluted share for the nine months ended September 30, 2006 are $0.61 compared to $0.24 for the same period in 2005.

•	Annualized return on equity is 6.6% for the nine months ended September 30, 2006, and shareholders’ equity grew $14.3 million or 7.2% during the nine months, from $197.4 million at December 31, 2005 to $211.7 million at September 30, 2006.

For the quarter ended September 30, 2006, the break down of gross premiums written by business line is as follows: medical malpractice liability, $30.7 million; errors and omissions (“E&O”) liability, $25.7 million; and directors and officers (“D&O”) liability, $9.0 million. For the nine-month period, the comparable figures were $73.1 million, $81.1 million, and $29.2 million for medical malpractice, E&O, and D&O, respectively.

Stephen Sills, Darwin’s president and chief executive officer, commented, “We are pleased with the continued growth of our business in the specialty liability sectors. While the marketplace is competitive, profitable opportunities remain within specialty liability lines for those companies willing to search them out. Darwin’s growth and operating results demonstrate that our focus on specialty liability lines of business has been well received by our brokers and insureds.”

Darwin executives will hold a conference call to discuss this press release this evening, November 6, 2006, at 5:30 p.m. Eastern time. The live webcast of Darwin’s earnings conference call can be accessed through Darwin’s web site at http://investor.darwinpro.com. Analysts and investors interested in participating in the live conference call should contact Jack Sennott (860-284-1918) or Drake Manning (860-284-1500) to obtain dial in and participant pass-code information.

The webcast version of the conference call will be archived on Darwin’s web site following the date of the event. A telephonic replay of the earnings conference call will be available shortly after the conclusion of the call on November 6, 2006. To access the telephonic replay, domestic callers may dial 888-286-8010 (international callers dial 617-801-6888) and enter pass-code 66026084. The telephonic replay will be available until November 13, 2006.

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Certain matters discussed in this release are forward-looking statements, including but not limited to the Company’s expectations of operating results for 2006. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the Company’s outlook and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Registration Statement on Form S-1, as amended. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

About Darwin Professional Underwriters, Inc.

Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the specialty liability insurance market and underwrites D&O liability insurance for public and private companies, E&O liability insurance, and medical malpractice liability insurance. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (DNA), and Darwin Select Insurance Company (Darwin Select). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the NYSE Arca exchange under the ticker symbol, “DR.” The company became NYSE Arca’s first listed company with its initial public offering on May 19, 2006.

Additional information concerning Darwin, its finances, and business operations can be found in the quarterly report on Form 10-Q for the quarter ended September 30, 2006 which will be filed with the SEC.

For more information about Darwin, visit www.darwinpro.com.

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Darwin Professional Underwriters, Inc. and Subsidiaries
Consolidated Statements of Operations Data
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Gross premiums written	$65,427	$43,007	$183,375	$113,527
Net premiums written	$41,927	$25,967	$115,135	$67,326
Revenues:
Net premiums earned	$34,971	$21,948	$94,229	$60,637
Net investment income	4,512	1,197	11,635	2,760
Net realized investment gains (losses)	(11)	—	(24)	(60)

Total revenues	39,472	23,145	105,840	63,337

Costs and expenses:
Losses and loss adjustment expenses	24,205	15,492	65,236	42,337
Commissions and brokerage expenses	4,166	2,517	10,154	6,891
Other underwriting, acquisition and operating expenses	5,305	3,579	15,417	10,210
Other expenses	42	236	320	890

Total costs and expenses	33,718	21,824	91,127	60,328

Earnings before income taxes	5,754	1,321	14,713	3,009

Income tax expense	1,748	459	4,542	1,085

Net earnings	$4,006	$862	$10,171	$1,924

Basic earnings per share:
Net earnings per share	$0.25	$0.13	$1.01	$0.29

Weighted average shares outstanding	15,877,995	6,600,000	7,657,449	6,600,000

Diluted earnings per share:
Net earnings per share	$0.23	$0.11	$0.61	$0.24

Weighted average shares outstanding	17,049,558	8,105,625	16,693,695	8,123,908

Combined ratio:
Loss ratio	69.2%	70.6%	69.2%	69.8%
Expense ratio	27.1%	27.8%	27.1%	28.2%

Combined ratio	96.3%	98.4%	96.3%	98.0%

Darwin Professional Underwriters, Inc. and Subsidiaries
Selected Consolidated Balance Sheets Data
(Unaudited)
September 30, 2006 and December 31, 2005
(Dollars in thousands, except per share amounts)
	September 30,	December 31,
	2006	2005
ASSETS:

Available for sale securities, at fair value:
Fixed maturity securities (amortized cost: 2006, $302,945; 2005, $120,832)	$304,680	$120,770
Short-term investments, at cost which approximates fair value	77,420	184,088

Total investments	382,100	304,858

Cash	27,507	10,255
Premiums receivable (net of allowance for doubtful accounts of $50 as of September 30, 2006 and December 31, 2005)	22,225	22,090
Reinsurance recoverable on paid and unpaid losses	84,221	51,260
Ceded unearned reinsurance premiums	44,702	33,853
Deferred insurance acquisition costs	12,026	7,603
Property and equipment at cost, less accumulated depreciation of $1,029 and $599, respectively	1,905	1,880
Intangible assets	7,306	7,092
Net deferred income tax asset	7,980	6,278
Current income taxes receivable	—	283
Other assets	5,725	1,831

Total assets	$595,697	$447,283

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Loss and loss adjustment expense reserves	$229,930	$138,089
Unearned premium	120,035	88,280
Reinsurance payable	21,589	10,920
Due to brokers for unsettled trades	2,937	2,216
Current income taxes payable	2,988	—
Accrued expenses and other liabilities	6,520	8,255

Total liabilities	383,999	247,760
Series A Preferred Stock; $0.10 par value;
(Redeemable at $20.00 per share); authorized 500,000 shares; no shares issued and outstanding at September 30, 2006 and 105,300 shares at December 31, 2005. Aggregate liquidation preference of $2,106 at December 31, 2005	—	2,106
Stockholders’ equity:
Common stock; $0.01 par value; authorized 50,000,000 shares; issued and outstanding 17,042,496 shares at September 30, 2006 and 8,105,625 shares at December 31, 2005	170	81
Additional paid-in capital	202,680	195,950
Retained earnings	7,754	1,425
Accumulated other comprehensive income (loss)	1,094	(39)

Total stockholders’ equity	211,698	197,417

Total liabilities and stockholders’ equity	$595,697	$447,283

	September 30,	December 31,	December 31,
	2006	2005	2005
Book value per common share:		Pro forma (2)	Actual (1)

Book value per common share..........................	$12.42	$11.96	$401.87

Tangible book value per common share............	$11.99	$11.53	$387.43

Annualized net income return on average equity	6.6%

(1) Actual book value per share based on the 1,505,625 shares of restricted common stock outstanding, prior to conversion of all of the Series B Convertible Preferred Stock into 14,850,000 shares of DPUI common stock.

(2) Pro forma book value per share gives effect to the conversion of all of the Series B Convertible Preferred Stock into

14,850,000 shares of DPUI common stock, issuance of 144,375 shares of restricted stock immediately prior to the initial public offering and the 1,505,625 shares of restricted common stock outstanding.

CONTACTS:

Analyst and investor inquiries: Jack Sennott
+1-860-284-1918
or jsennott@darwinpro.com

Press and media inquiries: Drake Manning
+1-860-284-1500
or dmanning@darwinpro.com

Both of Darwin Professional Underwriters, Inc.

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